UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________________________________________
FORM 8-K
______________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) October 22, 2020
______________________________________________________
AT&T INC.
(Exact Name of Registrant as Specified in Charter)
______________________________________________________

Delaware	001-08610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas (Address of Principal Executive Offices)		75202 (Zip Code)
Registrant’s telephone number, including area code (210) 821-4105
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares (Par Value $1.00 Per Share)	T	New York Stock Exchange
Depositary Shares, each representing a 1/1000th interest in a share of 5.000% Perpetual Preferred Stock, Series A	T PRA	New York Stock Exchange
Depositary Shares, each representing a 1/1000th interest in a share of 4.750% Perpetual Preferred Stock, Series C	T PRC	New York Stock Exchange
AT&T Inc. Floating Rate Global Notes due August 3, 2020	T 20C	New York Stock Exchange
AT&T Inc. 1.875% Global Notes due December 4, 2020	T 20	New York Stock Exchange
AT&T Inc. 2.650% Global Notes due December 17, 2021	T 21B	New York Stock Exchange
AT&T Inc. 1.450% Global Notes due June 1, 2022	T 22B	New York Stock Exchange
AT&T Inc. 2.500% Global Notes due March 15, 2023	T 23	New York Stock Exchange
AT&T Inc. 2.750% Global Notes due May 19, 2023	T 23C	New York Stock Exchange

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
AT&T Inc. Floating Rate Global Notes due September 5, 2023	T 23D	New York Stock Exchange
AT&T Inc. 1.050% Global Notes due September 5, 2023	T 23E	New York Stock Exchange
AT&T Inc. 1.300% Global Notes due September 5, 2023	T 23A	New York Stock Exchange
AT&T Inc. 1.950% Global Notes due September 15, 2023	T 23F	New York Stock Exchange
AT&T Inc. 2.400% Global Notes due March 15, 2024	T 24A	New York Stock Exchange
AT&T Inc. 3.500% Global Notes due December 17, 2025	T 25	New York Stock Exchange
AT&T Inc. 0.250% Global Notes due March 4, 2026	T 26E	New York Stock Exchange
AT&T Inc. 1.800% Global Notes due September 5, 2026	T 26D	New York Stock Exchange
AT&T Inc. 2.900% Global Notes due December 4, 2026	T 26A	New York Stock Exchange
AT&T Inc. 1.600% Global Notes due May 19, 2028	T 28C	New York Stock Exchange
AT&T Inc. 2.350% Global Notes due September 5, 2029	T 29D	New York Stock Exchange
AT&T Inc. 4.375% Global Notes due September 14, 2029	T 29B	New York Stock Exchange
AT&T Inc. 2.600% Global Notes due December 17, 2029	T 29A	New York Stock Exchange
AT&T Inc. 0.800% Global Notes due March 4, 2030	T 30B	New York Stock Exchange
AT&T Inc. 2.050% Global Notes due May 19, 2032	T 32A	New York Stock Exchange
AT&T Inc. 3.550% Global Notes due December 17, 2032	T 32	New York Stock Exchange
AT&T Inc. 5.200% Global Notes due November 18, 2033	T 33	New York Stock Exchange
AT&T Inc. 3.375% Global Notes due March 15, 2034	T 34	New York Stock Exchange
AT&T Inc. 2.450% Global Notes due March 15, 2035	T 35	New York Stock Exchange
AT&T Inc. 3.150% Global Notes due September 4, 2036	T 36A	New York Stock Exchange
AT&T Inc. 2.600% Global Notes due May 19, 2038	T 38C	New York Stock Exchange
AT&T Inc. 1.800% Global Notes due September 14, 2039	T 39B	New York Stock Exchange
AT&T Inc. 7.000% Global Notes due April 30, 2040	T 40	New York Stock Exchange
AT&T Inc. 4.250% Global Notes due June 1, 2043	T 43	New York Stock Exchange
AT&T Inc. 4.875% Global Notes due June 1, 2044	T 44	New York Stock Exchange
AT&T Inc. 4.000% Global Notes due June 1, 2049	T 49A	New York Stock Exchange
AT&T Inc. 4.250% Global Notes due March 1, 2050	T 50	New York Stock Exchange
AT&T Inc. 3.750% Global Notes due September 1, 2050	T 50A	New York Stock Exchange
AT&T Inc. 5.350% Global Notes due November 1, 2066	TBB	New York Stock Exchange
AT&T Inc. 5.625% Global Notes due August 1, 2067	TBC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” AT&T is a holding company whose subsidiaries and affiliates operate worldwide in the telecommunications, media and technology industries.

COVID-19 Update
Disruptions caused by the coronavirus (COVID-19) and measures taken to prevent its spread or mitigate its effects both domestically and internationally have impacted our results of operations. In the third quarter of 2020, we recognized approximately $190 million, or $0.02 per diluted share, of incremental costs.

In addition to these incremental costs, we estimate that our operations and comparability were impacted by an estimated $1,715 million, or $0.19 per diluted share, for the following COVID-19 related pressures: (1) the resumption of the NBA season in the third quarter, resulting in the shift to third quarter of sports costs historically incurred during the second quarter, offset by advertising revenues (2) lower television licensing and production revenues due to production hiatus, and the partial closure of movie theaters and postponement of theatrical releases, leading to lower content revenues and associated expenses, and (3) the reluctance of consumers to travel at previous levels, driving significantly lower international wireless roaming services that do not have a directly correlated expense reduction.

Subscriber counts at September 30, 2020, exclude customers who we have agreed not to terminate service under the Federal Communications Commission's “Keep Americans Connected Pledge.” For reporting purposes, we excluded 121,000 postpaid (97,000 phone), 13,000 broadband (4,000 fiber) and 7,000 premium TV nonpaying customers even though they are still receiving service.

Third-quarter 2020 subscriber net adds include 233,000 (151,000 phone), 104,000 broadband (28,000 fiber) and 116,000 premium TV "Keep Americans Connected Pledge" paying accounts.

Even with partial reopening of the economy and our improved collections experience, the economic effects of the pandemic and resulting societal changes are not predictable. There are a number of uncertainties that could impact our future results of operations, including the effectiveness of COVID-19 mitigation measures; the duration of the pandemic; global economic conditions; changes to our operations; changes in consumer confidence, behaviors and spending; work from home trends; and the sustainability of supply chains. We expect operating results and cash flows to continue to be adversely impacted by COVID-19 for at least the duration of the pandemic. We expect our fourth-quarter results to be impacted by the following:
•Lower revenues from the partial closure of movie theaters and postponement of theatrical releases, partially offset by lower production and other programming expenses;
•The decline in revenues from international roaming wireless services due to reduced travel; and
•Higher expenses to protect front-line employees, contractors and customers.

Overview
We announced on October 22, 2020 that third-quarter 2020 net income attributable to common stock totaled $2.8 billion, or $0.39 per diluted share. The results compare with a reported net income attributable to common stock of $3.7 billion, or $0.50 per diluted share, in the third quarter of 2019.

Third-quarter 2020 revenues were $42.3 billion, down 5.0 percent from the third quarter of 2019. Revenues were impacted by the COVID-19 pandemic across all segments, most significantly contributing to lower content revenues at WarnerMedia and wireless service revenues in the Communications segment. Revenues were also lower due to continued declines in domestic video and legacy wireline services and were impacted by Latin America foreign exchange pressure. Compared with results for the third quarter of 2019, current quarter operating expenses were $36.2 billion, down 1.3%, primarily due to lower content costs associated with subscriber declines in the Entertainment Group, lower film and television production costs associated with revenues in the WarnerMedia segment and lower costs at Latin America from foreign exchange. These expense decreases were partially offset by higher programming and production costs associated with the shift of sports from the first half of the year, higher HBO Max investments and incremental COVID-19 costs. Third-quarter operating income was $6.1 billion compared to $7.9 billion in the comparable 2019 period, and AT&T’s third-quarter operating income margin was 14.5 percent, compared to 17.7 percent in the comparable 2019 period.

Third-quarter 2020 cash from operating activities was $12.1 billion, up $0.7 billion when compared to 2019, reflecting working capital improvements. Capital expenditures in the third quarter of 2020 were $3.9 billion, and when including $611 million cash paid for vendor financing, gross capital investment was $4.5 billion (with $64 million FirstNet reimbursements).

Third-quarter 2020 cash from financing activities include the issuance of $2.0 billion of preferred interests (equity instruments) related to telecommunication assets. We also actively restructured our debt portfolio to extend maturities and lower our average rate to 4.1 percent from 4.3 percent at June 30, 2020.

Segment Summary
We analyze our segments based on, among other things, segment contribution, which consists of operating income, excluding acquisition-related costs and other significant items, and equity in net income (loss) of affiliates for investments managed within each segment. Our reportable segments are: Communications, WarnerMedia and Latin America. In the second quarter of 2020, we recast our segment results for all prior periods to include our prior Xandr segment within our WarnerMedia segment.

Communications
Our Communications segment consists of our Mobility, Entertainment Group and Business Wireline business units.

Third-quarter 2020 operating revenues were $34.3 billion, down 3.1 percent versus third-quarter 2019, with segment operating contribution of $7.6 billion, down 4.8 percent versus the year-ago quarter. The Communications segment operating income margin was 22.3 percent, compared to 22.7 percent in the year-earlier quarter.

Mobility
Mobility revenues for the third quarter of 2020 were $17.9 billion, up 1.1 percent versus the third quarter of 2019, driven by equipment revenue growth from the sale of higher-priced smartphones and data devices, such as wireless modems and hotspots, largely offset by lower service revenues primarily due to declines in international roaming services. Mobility operating expenses totaled $12.2 billion, up 2.0 percent versus the third quarter of 2019 due to higher commission deferral amortization, HBO Max content costs and increased sales expense, partially offset by lower bad debt expense. Mobility’s operating income margin was 31.8 percent compared to 32.4 percent in the year-ago quarter.

In our Mobility business unit, during the third quarter of 2020, we reported a net gain of 5.5 million wireless subscribers. At September 30, 2020, wireless subscribers totaled 176.7 million (including more than 1.7 million FirstNet connections) compared to 162.3 million at September 30, 2019.

During the third quarter, total phone net adds were 776,000, (includes 151,000 "Keep Americans Connected Pledge" paying accounts) with total net adds by subscriber category as follows:
•Postpaid subscriber net adds were 1.1 million, with phone net adds of 645,000 and additions from wearables and non-tablet computing devices more than offsetting losses in tablets. Postpaid net adds included 233,000 (151,000 phone) "Keep Americans Connected Pledge" paying accounts.
•Prepaid subscriber net adds were 245,000, with phone net adds of 131,000.
•Reseller net losses were 4,000.
•Connected device net adds were 4.2 million, 3.0 million of which were primarily attributable to wholesale connected cars.

For the quarter ended September 30, 2020, postpaid phone-only ARPU decreased 2.1 percent versus the year-earlier quarter.

Postpaid phone-only churn was 0.69 percent (0.77 percent excluding "Keep Americans Connected Pledge" paying accounts) compared to 0.95 percent in the third quarter of 2019. Total postpaid churn was 0.85 percent (0.95 percent excluding "Keep Americans Connected Pledge" paying accounts) compared to 1.19 percent in the year-ago quarter.

Entertainment Group
Entertainment Group (Entertainment) revenues for the third quarter of 2020 were $10.1 billion, down 10.2 percent versus the year-ago quarter, reflecting continuing declines in video subscribers and legacy services and lower advertising revenues, which were impacted by lower spend attributable to COVID-19. Revenue declines were partially offset by higher premium TV ARPUs. Entertainment operating expenses totaled $9.3 billion, down 8.3 percent versus the third quarter of 2019, largely driven by lower content costs resulting from fewer subscribers, one fewer week of NFL SUNDAY TICKET games compared to the prior year and ongoing cost initiatives, partially offset by annual content rate increases and higher amortization of fulfillment cost deferrals, including the impacts of second-quarter 2020 updates to decrease the expected subscriber lives. Entertainment operating income margin was 7.7 percent compared to 9.7 percent in the year-earlier quarter.

At September 30, 2020, Entertainment revenue connections included:
•Approximately 17.8 million video connections compared to 21.6 million at September 30, 2019. During the third quarter of 2020, premium TV video subscribers, which includes AT&T TV, had a net loss of 590,000. Subscribers to AT&T TV NOW, our OTT video service, had a net loss of 37,000. Premium TV losses were offset by 116,000 "Keep Americans Connected Pledge" paying accounts.
•Approximately 14.1 million broadband connections compared to 14.3 million at September 30, 2019. During the third quarter, broadband subscribers had net adds of 158,000 (including fiber broadband net adds of 357,000). Broadband net adds included 104,000 (28,000 fiber) "Keep Americans Connected Pledge" paying accounts.

Business Wireline
Business Wireline (Business) revenues for the third quarter of 2020 were $6.3 billion, down 2.5 percent versus the year-ago quarter, reflecting continued declines in legacy services partially offset by growth in strategic and managed services. Business operating expenses totaled $5.2 billion, down 2.5 percent when compared to the third quarter of 2019, reflecting ongoing focus on cost initiatives, partially offset by increased depreciation expense related to network upgrades and expansion. Business operating income margin was 18.6 percent compared to 18.6 percent in the year-earlier quarter.

At September 30, 2020, our total switched access lines (Entertainment and Business) were 7.6 million compared to 8.8 million at September 30, 2019. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) decreased by 116,000 in the quarter, totaling 3.9 million at September 30, 2020, compared to 4.5 million at September 30, 2019.

WarnerMedia
Our WarnerMedia segment consists of our Turner, Home Box Office (HBO) and Warner Bros. business units. In the second quarter of 2020, the former Xandr segment combined with the Other operations of the WarnerMedia segment; certain advertising revenues are also reported by the Communications segment and are eliminated upon consolidation.

Third-quarter 2020 operating revenues were $7.5 billion, down 10.0 percent versus third-quarter 2019, with segment operating contribution of $1.8 billion, down 38.3 percent versus the year-ago quarter. The WarnerMedia segment operating income margin was 23.4 percent, compared to 34.2 percent in the year-earlier quarter.

Turner
Turner revenues for the third quarter of 2020 were $3.2 billion, up 5.6 percent versus the year-ago quarter, driven by higher advertising revenues resulting from the shift of the NBA season into the third quarter and increased content and other revenues due to higher sales to HBO Max. Partially offsetting the increases were unfavorable foreign exchange rates and lower subscription revenues at regional sports networks. Turner operating expenses totaled $2.2 billion, up 41.2 percent versus the third quarter of 2019, driven by the timing of approximately $600 million in sports costs associated primarily with the restart of the NBA season and higher marketing expenses. Turner operating income margin was 32.1 percent compared to 49.2 percent in the year-earlier quarter.

HBO
HBO revenues for the third quarter of 2020 were $1.8 billion, down 2.1 percent versus the year-ago quarter, driven by lower content and other revenues resulting from lower licensing revenues, partially offset by growth in international revenue primarily due to the May 2020 acquisition of the remaining interest in HBO Latin America Group and higher domestic direct-to-consumer subscribers. HBO operating expenses totaled $1.7 billion, up 55.7 percent versus the third quarter of 2019, driven by increased programming investment related to the launch of HBO Max. HBO operating income margin was 3.4 percent compared to 39.3 percent in the year-earlier quarter.

At September 30, 2020, we had 38.0 million U.S. subscribers to HBO Max and HBO, up from 34.6 million at December 31, 2019.

Warner Bros.
Warner Bros. revenues for the third quarter of 2020 were $2.4 billion, down 27.7 percent versus the year-ago quarter, driven by the postponement of theatrical and home entertainment releases as well as lower television licenses and productions revenues. Warner Bros. operating expenses totaled $2.0 billion, down 26.6 percent versus the third quarter of 2019, primarily due to the production hiatus and lower marketing expenses. Warner Bros. operating income margin was 16.4 percent compared to 17.6 percent in the year-earlier quarter.

Latin America
Our Latin America segment consists of our Vrio and Mexico business units and is subject to foreign currency fluctuations. In May 2020, we found it necessary to close our DIRECTV operations in Venezuela due to political instability in the country and to comply with sanctions of the U.S. government.

Third-quarter 2020 operating revenues were $1.4 billion, down 19.3 percent versus the prior year. Segment operating contribution was $(177) million, versus $(166) million in the comparable 2019 period. Both operating revenue and segment contribution declines were driven by foreign exchange pressures and the impact of COVID-19. The Latin America operating income margin was (13.7) percent, compared to (10.3) percent in the year-earlier quarter.

Vrio
Video service revenues were $753 million, down 25.7 percent versus the prior year. Operating expenses were $801 million, down 20.9 percent. Both operating revenue and expense declines were driven by foreign exchange and COVID-19 pressures in most of the region. Vrio’s operating income was $(48) million, with an operating income margin of (6.4) percent, compared to approximately $0 million in the year-earlier quarter.

We had approximately 10.9 million Latin America video connections at September 30, 2020 compared to 13.3 million at September 30, 2019, reflecting the removal of 2.2 million subscriber connections in Venezuela in the second quarter. During the third quarter of 2020, video net adds were 229,000.

Mexico
Wireless revenues were $643 million, down 10.3 percent when compared to the third quarter of 2019, primarily due to foreign exchange pressure and COVID-19 impacts on the economy. Operating expenses were $786 million, down 12.3 percent, driven lower equipment sales volumes and foreign exchange rates. Mexico’s operating income margin was (22.2) percent, compared to (25.0) percent in the year-earlier quarter.

We had approximately 18.4 million Mexican wireless subscribers at September 30, 2020 compared to 18.6 million at September 30, 2019. During the third quarter of 2020, we had prepaid net adds of 472,000 and postpaid net losses of 61,000.

Supplemental Discussions
As a supplemental discussion of our operating results, for comparison purposes, we are providing (1) our AT&T Business Solutions results which include both wireless and wireline operations and (2) a combined view of reported advertising revenues across all segments of AT&T. A reconciliation of the non-GAAP numbers in this supplemental discussion is attached as exhibit 99.2 hereto.

AT&T Business Solutions
Revenues from AT&T Business Solutions for the third quarter of 2020 were $9.0 billion, down 1.4 percent versus the year-ago quarter, driven by declines in our legacy voice and data services, partially offset by growth in strategic and managed services and in wireless service revenues. Operating expenses totaled $7.2 billion, down 0.8 percent versus the third quarter of 2019. AT&T Business Solutions operating income margin was 20.0 percent, compared to 20.5 percent in the year-earlier quarter.

AT&T Advertising Revenues
Total AT&T advertising revenues for the third quarter of 2020 were $1.7 billion, up 10.2 percent, primarily driven by the resumption of the NBA season and political advertising.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise

Item 9.01 Financial Statements and Exhibits.
The following exhibits are furnished as part of this report:

(d)	Exhibits

	99.1	AT&T Inc. selected financial statements and operating data.

	99.2	Discussion and reconciliation of non-GAAP measures.

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: October 22, 2020	By: /s/ Debra L. Dial . Debra L. Dial Senior Vice President and Controller